Exhibit I

SETTLEMENT AGREEMENT AND RELEASE
This Settlement Agreement and Release (this "Agreement") is entered into and effective as of this 11th day of February, 2019 (the "Effective Date"), by and among:
(i) Arlon Valencia Holdings LLC ("Arlon"), individually and in its capacity as a Member of 734 Investors, LLC, a Delaware limited liability company ("734 Investors");
(ii)                The Glenn Dubin 2017 F&F Grat, individually and in its capacity as a Member of 734 Investors;
(iii)               Rinyami, LLC, individually and in its capacity as a Member of 734 Investors;
(iv)               Rio Verde Ventures, LLC, individually and in its capacity as a Member of 734 Investors;
(v) Jake86 LLC, individually and in its capacity as a Member of 734 Investors;
(vi)               ARC Partners, LLC, individually and in its capacity as a Member of 734 Investors;
(vii)              ADK Soho Fund, LP, individually and in its capacity as a Member of 734 Investors;
(viii)             Dwight Place Capital, LLC, individually and in its capacity as a Member of 734 Investors;
(ix)                Craig Lucas, individually and in his capacity as a Member of 734 Investors;
(x)                 George R. Brokaw, individually and in his capacities as an incoming Member of 734 Investors and as a member of 734 Agriculture, LLC, a Delaware limited liability company ("734 Agriculture");
(xi) 208 Florida Holdings, L.L.C., individually and in its capacity as a Member of 734 Investors;
(xii)               Matthew Botein, individually and in his capacity as a Member of 734 Investors;
(xiii)              William C. Reed II, individually and in his capacity as a Member of 734 Investors;
(xiv)              Remy W. Trafelet ("Trafelet"), individually and in his capacity as  managing member of 734 Agriculture;
(xv)               734 Agriculture; and
(xvi)              734 Investors.
The individuals and entities listed in (i) through (xvi) above are referred to in this Agreement as a "Party" or the "Parties."  The individuals and entities listed in (i) through (xiii) above are collectively referred to in this Agreement as the "Member Parties".  The individuals and entities listed in (xiv) and (xv) above are collectively referred to in this Agreement as the "Trafelet Parties."

RECITALS
WHEREAS, on November 11, 2018, the Trafelet Parties and certain of their affiliates delivered a document entitled "Action by Written Consent of the Majority Shareholders of Alico, Inc., a Florida Corporation, Taken Without a Meeting" to the corporate secretary of Alico, Inc., a Florida corporation (the "Company" or "Alico") in the name of 734 Investors and the Trafelet Parties and certain of their affiliates, which sought to among other things, (i) remove George R. Brokaw, R. Greg Eisner, W. Andrew Krusen, Jr. and Henry R. Slack from the Board of Directors of Alico (the "Board"), (ii) amend the Amended and Restated Bylaws of Alico (the "Bylaws") to reduce the number of Board members from seven directors to five directors, prohibit the directors from amending the provisions of the Bylaws fixing the number of directors, and provide that vacancies on the Board created by the removal of directors by Alico's shareholders may only be filled by a majority vote of Alico's shareholders, and (iii) elect Joseph Schenk and John Gregorits as members of the Board (the "Trafelet Consent");
WHEREAS, on November 19, 2018, the Member Parties passed a resolution by written consent which sought to remove 734 Agriculture as Managing Member of 734 Investors, and to designate Arlon as the new Managing Member of 734 Investors (the "734 Consent");
WHEREAS, on November 20, 2018, the Member Parties filed a lawsuit against the Trafelet Parties in the Delaware Court of Chancery (the "Delaware Court"), captioned Arlon Valencia Holdings v. Trafelet, C.A. No. 2018-0842-JTL (the "Member Parties' Delaware Litigation");
WHEREAS, on November 20, 2018, the Trafelet Parties filed a lawsuit contesting the 734 Consent in the Delaware Court, captioned 734 Agriculture v. Arlon Valencia Holdings LLC, C.A. No. 2018-0844-JTL (the "734 Delaware Litigation");
WHEREAS, on November 27, 2018, the Delaware Court entered a stipulated order consolidating the Member Parties' Delaware Litigation and the 734 Delaware Litigation into a single lawsuit, captioned In re 734 Investors, LLC Litigation, Consol. C.A. No. 2018-0844-JTL (the consolidated lawsuit, the "Action");
WHEREAS, (a) in the Action, the Member Parties seek, among other things, a declaration that (1) 734 Agriculture was validly replaced as the Managing Member of 734 Investors pursuant to the Amended and Restated Limited Liability Company Operating Agreement of 734 Investors dated November 15, 2013 (the "Operating Agreement") and the 734 Consent, and (2) the Trafelet Consent is invalid under the Operating Agreement; (b) in the Action, the Trafelet Parties seek, among other things, a declaration contrary to the declarations sought by the Member Parties set forth this recital; and (c) George R. Brokaw has claimed, by letter dated January 17, 2019, that the Trafelet Parties may have engaged in conduct warranting 734 Agriculture's removal as Managing Member of 734 Investors ((a), (b), and (c) are referred to herein collectively as the "Claims");
WHEREAS, on December 5, 2018, the Delaware Court entered a stipulated status quo order which provides, among other things, that 734 Agriculture shall serve as the Managing Member of 734 Investors during the pendency of the Action, and that 734 Agriculture shall not take any actions outside of the ordinary course of business of 734 Investors without the consent of two-thirds of the Membership Interests of 734 Investors, including exercising any voting rights with respect to any shares of Alico's common stock, par value $1.00 per share, beneficially owned by 734 Investors;
WHEREAS, on the Effective Date, Alico, Trafelet and the other parties thereto have entered into that certain Settlement Agreement and Release with respect to an action in the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, captioned 734 Agriculture, LLC et al. v. Brokaw et al., Case No. 18-CA-011294  (the "Florida Settlement Agreement"), and Trafelet and Alico entered into a consulting agreement set forth as an exhibit to the Florida Settlement Agreement (the "Consulting Agreement"), and a registration rights agreement set forth as an exhibit to the Florida Settlement Agreement (the "Registration Rights Agreement"); and
WHEREAS, to avoid the costs and uncertainties of further litigation to resolve their dispute, the Parties hereto wish to settle all disputes, claims and matters that have arisen or may arise out of the Action, the Trafelet Consent, the 734 Consent or the subject matters thereof.

AGREEMENT
NOW, THEREFORE, based on the foregoing recitals, and in consideration of the mutual covenants, promises, and agreements reflected herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. Definitions.  In addition to terms otherwise defined in this Agreement, the following terms shall have the meanings set forth below:
   (a) The term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the "SEC") under the Exchange Act.
   (b) The term "Certificate" shall mean the Restated Certificate of Incorporation of Alico, as amended.
   (c) The term "Exchange Act" shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
   (d) The term "Managing Member" shall have the meaning set forth in the Operating Agreement.
   (e) The terms "Member" and "Members" shall have the meaning set forth in the Operating Agreement.
   (f)  The term "Membership Interest" shall have the meaning set forth in the Operating Agreement.
   (g)                The term "734 Agriculture Agreement" means the Operating Agreement of 734 Agriculture, LLC, dated December 31, 2012.
   (h) The terms "person" and "persons" shall be interpreted broadly to include, among others, any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
2. Dismissal of the Action. Within two (2) business days after the Effective Date, the Parties shall execute and file with the Delaware Court a Stipulation of Dismissal in the form attached hereto as Exhibit A, seeking dismissal of the Action with prejudice.
3. Release.
(a) 734 Investors and each of the Member Parties and each of 734 Investors' and the Member Parties' respective assigns and affiliates, and all present and former employees, officers, owners, shareholders, directors, managers, members, principals, subsidiaries, beneficiaries, attorneys, and agents and any other person or entity acting or purporting to act on their behalf, as applicable, hereby expressly and unconditionally releases, acquits, and forever discharges the Trafelet Parties and each of their respective assigns and affiliates, and all present and former employees, officers, owners, shareholders, directors, managers, members, principals, subsidiaries, beneficiaries, attorneys, and agents and any other person or entity acting or purporting to act on their behalf, as applicable, from any and all claims, demands, causes of action, actions, suits, promises, damages, liabilities and judgments whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, matured or not matured, in law or equity, which 734 Investors and/or the Member Parties shall or may have for, upon or by reason of any matter, cause or thing whatsoever arising out of the same set of operative facts as, or in any way related to, the Claims, including, but not limited to, (x) any claim to indemnification under the Operating Agreement and/or (y) any claim to indemnification under the 734 Agriculture Agreement.
(b) Each of the Trafelet Parties and each of their respective assigns and affiliates, and all present and former employees, officers, owners, shareholders, directors, managers, members, principals, subsidiaries, beneficiaries, attorneys, and agents and any other person or entity acting or purporting to act on their behalf, as applicable, hereby expressly and unconditionally releases, acquits, and forever discharges the Member Parties, 734 Investors and each of their respective assigns and affiliates, and all present and former employees, officers, owners, shareholders, directors, managers, members, principals, subsidiaries, beneficiaries, attorneys, and agents and any other person or entity acting or purporting to act on their behalf, as applicable, from any and all claims, demands, causes of action, actions, suits, promises, damages, liabilities and judgments whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, matured or not matured, in law or equity, which the Trafelet Parties shall or may have for, upon or by reason of any matter, cause or thing whatsoever arising out of the same set of operative facts as, or in any way related to, the Claims, including, but not limited to, (x) any claim to indemnification under the Operating Agreement and/or (y) any claim to indemnification under the 734 Agriculture Agreement; provided, however, that if any Member of 734 Investors not party to this Agreement brings any such claims under the Operating Agreement against the Trafelet Parties as Managing Member, the Trafelet Parties shall be entitled to seek, and shall receive, indemnification under the Operating Agreement.
(c) 734 Investors and its assigns and affiliates, and all present and former employees, officers, owners, shareholders, directors, managers, members, principals, subsidiaries, beneficiaries, attorneys, and agents and any other person or entity acting or purporting to act on its behalf, as applicable, hereby expressly and unconditionally releases, acquits, and forever discharges the Member Parties and each of their respective assigns and affiliates, and all present and former employees, officers, owners, shareholders, directors, managers, members, principals, subsidiaries, beneficiaries, attorneys, and agents and any other person or entity acting or purporting to act on their behalf, as applicable, from any and all claims, demands, causes of action, actions, suits, promises, damages, liabilities and judgments whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, matured or not matured, in law or equity, which 734 Investors shall or may have for, upon or by reason of any matter, cause or thing whatsoever arising out of the same set of operative facts as, or in any way related to, the Claims, including, but not limited to, (x) any claim to indemnification under the Operating Agreement and/or (y) any claim to indemnification under the 734 Agriculture Agreement.

(d) Nothing in this Agreement shall affect the rights of any Party to coverage under any preexisting insurance policies maintained by the Trafelet Parties or any of their affiliates (other than 734 Investors), or by Alico or any of its affiliates (other than 734 Investors), or under any preexisting indemnity rights, obligations or arrangements that any such person or entity may have with Alico (including, for the avoidance of doubt, pursuant to the Certificate or the Bylaws or any indemnification agreement or the Florida Settlement Agreement) or any of its affiliates (other than 734 Investors).  Nothing in this Agreement shall require 734 Investors to indemnify or reimburse the expenses of any other Party hereto.
(e) The releases set forth in this Section 3 are effective except to the extent prohibited by law.
(f) Notwithstanding the foregoing, and for the avoidance of doubt, nothing in this Section 3 shall be construed to release any Party from any obligations under, or any claims any Party may have for breach of, this Agreement, the Florida Settlement Agreement, the Consulting Agreement, or the Registration Rights Agreement.
4. Release of Unknown Claims.  Each of the Parties acknowledges that he or it may hereafter discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the Claims released herein, but the Parties hereby knowingly and willingly, fully, finally and forever settle and release any and all such Claims as provided in this Agreement, whether known or unknown, suspected or unsuspected, contingent or non‑contingent, which now exist or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future.  Each of the Parties acknowledges that it has been advised by its attorneys concerning, and is familiar with, California Civil Code Section 1542 and expressly waives any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to the provisions of the California Civil Code Section 1542, including that provision itself, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The Parties acknowledge that inclusion of the provisions of this Section 4 to this Agreement was a material and separately bargained for element of this Agreement.
5. Covenant Not to Sue.  734 Investors, each of the Member Parties and the Trafelet Parties warrants, covenants and agrees that he or it will not, individually or collectively, bring, maintain, assist or otherwise institute or allow others within his or its control to bring, maintain, assist or otherwise institute any action in any forum anywhere in the world that challenges:
(a) the validity or legality of this Agreement or the authority of the Parties to execute it;
(b) the compliance on or prior to the date hereof by Remy W. Trafelet with any duties owed to 734 Agriculture or George R. Brokaw arising out of Remy W. Trafelet's capacity as managing member of 734 Agriculture;
(c) the compliance on or prior to the date hereof by the Trafelet Parties with any duties owed to 734 Investors or its Members arising out of their capacities as Managing Member of 734 Investors;
(d) the compliance on or prior to the date hereof by any Member with any duties owed to 734 Investors or its Members arising out of their capacities as a Member; and
(e) the compliance on or prior to the date hereof by George R. Brokaw with any duties owed to 734 Agriculture or its members arising out of his capacity as a member of 734 Agriculture.
734 Investors, each of the Member Parties and the Trafelet Parties further agrees that he or it will not knowingly encourage or voluntarily assist any third party asserting any of the challenges set forth in this Section 5; provided, however, that nothing contained herein shall prevent or restrict any Party from providing truthful testimony or complying with any applicable law, court order or legal process (including, without limitation, subpoenas).

6. Resignation; Replacement of Managing Member; Amendments to Operating Agreement; Amendments to 734 Agriculture Agreement.
(a) 734 Agriculture acknowledges and agrees that, by virtue of executing this Agreement, and without any further action by 734 Agriculture, 734 Agriculture hereby resigns as Managing Member.
(b) The Parties acknowledge and agree that, by virtue of executing this Agreement, the Operating Agreement shall be amended as follows, in accordance with Section 10.01 of the Operating Agreement:  (i) Arlon shall be appointed as the Managing Member effectively immediately upon the Effective Date; (ii) (w) any and all references in the Operating Agreement to 734 Agriculture as Managing Member shall be replaced with references to "the Arlon Member" as the Managing Member, (x) any and all references to Remy W. Trafelet shall be replaced with references to Benjamin D. Fishman, (y) any and all references to 590 Madison Avenue, New York, NY 10022 shall be replaced with references to 767 Fifth Avenue, New York, New York 10153, and (z) any and all references to rtrafelet@trafelet.com shall be replaced with references to ben.fishman@arlongroup.com; (iii) 734 Agriculture shall continue as a Member of 734 Investors within the meaning of the Operating Agreement, including without limitation for purposes of Section 10.01 of the Operating Agreement; (iv) 734 Agriculture's Membership Interest shall be reduced from 19.66% to 16.21% and its Capital Account, if any, shall be proportionately reduced (the "Account Reduction"); and (v) George R. Brokaw shall be admitted as a Member with a Membership Interest of 3.45% and he shall be credited with a Capital Account in an amount equal to the amount of the Account Reduction.
(c) The Trafelet Parties hereby irrevocably waive and agree not to exercise the Termination Put Right under Section 5.05(c) of the Operating Agreement that will arise as a result of the resignation of Trafelet from his employment at Alico.  734 Investors hereby irrevocably waives and agrees not to exercise its Termination Call Right under Section 5.05(a) of the Operating Agreement that will arise as a result of the resignation of Trafelet from his employment at Alico.
(d) George R. Brokaw acknowledges and agrees that, by virtue of executing this Agreement, and by virtue of his admission as a Member of 734 Investors pursuant to this Agreement, he shall, from the Effective Date no longer be a member of 734 Agriculture and shall have no rights or obligations under the 734 Agriculture Agreement, and that 734 Agriculture Agreement shall be amended accordingly.
7. Nondisparagement.  734 Investors and the Member Parties, and the Trafelet Parties, shall each refrain from making, and shall cause their respective affiliates and its and their respective principals, directors, members, general partners, officers, employees, agents and representatives acting on their behalf ("Representatives") not to make or cause to be made, and shall not directly or indirectly encourage any other person to make or cause to make, any statement or announcement (including through the press, media, analysts or other persons) that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, or impugns or is reasonably likely to damage the reputation of (any such statements, a "Disparaging Statement"), (i) in the case of statements or announcements by any of the Trafelet Parties:  734 Investors or the Member Parties or any of their respective assigns and affiliates, or any present and former employees, officers, owners, shareholders, directors, managers, members, principals, subsidiaries, beneficiaries, attorneys, and agents or any other person or entity acting or purporting to act on their behalf, as applicable (including any such statements or announcements regarding 734 Investors); and (ii) in the case of statements or announcements by 734 Investors and the Member Parties:  the Trafelet Parties or any of their respective assigns and affiliates, or any present and former employees, officers, owners, shareholders, directors, managers, members, principals, subsidiaries, beneficiaries, attorneys, and agents or any other person or entity acting or purporting to act on their behalf, as applicable.  For the avoidance of doubt, with respect to the Trafelet Parties, Disparaging Statements include, without limitation, any future statement or announcement stating that the Trafelet Parties committed or may have committed fraud, gross negligence or willful misconduct in connection with the management of 734 Investors and/or 734 Agriculture.  The foregoing shall not restrict the ability of any person to assert or defend claims in litigation, comply with any subpoena or other legal process, respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, or to exercise any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Exchange Act).
8. Representations of the Member Parties.  Each Member Party, severally and not jointly, represents and warrants to the Trafelet Parties that (a) such Member Party has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by such Member Party, constitutes a valid and binding obligation and agreement of such Member Party, and is enforceable against such Member Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) if such Member Party is an entity, the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, does not and will not conflict with, or result in a breach or violation of the organizational documents of such Member Party as currently in effect, (d) the execution, delivery and performance of this Agreement by such Member Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Member Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Member Party is a party or by which it is bound and (e) such Member Party has not made any assignment of any interest with respect to the Claims.

9. Representations of 734 Investors.  734 Investors represents and warrants to the Trafelet Parties that (a) it has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by 734 Investors, constitutes a valid and binding obligation and agreement of 734 Investors, and is enforceable against 734 Investors in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c)  the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, does not and will not conflict with, or result in a breach or violation of the organizational documents of 734 Investors as currently in effect, (d) the execution, delivery and performance of this Agreement by 734 Investors does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to 734 Investors, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which 734 Investors is a party or by which it is bound and (e) 734 Investors has not made any assignment of any interest with respect to the Claims.
10. Representations of the Trafelet Parties.  Each Trafelet Party represents and warrants to the Member Parties that (a) such Trafelet Party has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by such Trafelet Party, constitutes a valid and binding obligation and agreement of such Trafelet Party, and is enforceable against such Trafelet Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) if such Trafelet Party is an entity, the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, does not and will not conflict with, or result in a breach or violation of the organizational documents of such Trafelet Party as currently in effect, (d) the execution, delivery and performance of this Agreement by such Trafelet Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Trafelet Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Trafelet Party is a party or by which it is bound and (e) such Trafelet Party has not made any assignment of any interest with respect to the Claims.
11. No Admissions.  Nothing contained in this Agreement, including the grant of release as set forth in Section 3, is to be construed as an admission of liability, fault or wrongdoing or any fact or condition indicating any wrongdoing by any Party with respect to any released claim or an admission as to the merit of any settled claim.  This Agreement is being entered solely for the purpose of avoiding the time and expense involved in further litigation of the Action.  Nothing contained in this Agreement or anything said or communicated in the course of negotiating this Agreement may be offered in any proceeding as evidence of any liability or wrongdoing by any Party or any merit or lack of merit of any released or settled claim; provided, however, that this Agreement and all communications and statements made in connection herewith may be introduced in any proceeding to enforce any of the terms of this Agreement.
12. Press Release; Schedule 13-D Amendment; Confidentiality.
(a) At approximately 4:15 p.m. (New York time) on the Effective Date, Alico shall issue a press release in the form attached hereto as Exhibit B (the "Press Release").  None of 734 Investors, the Member Parties or the Trafelet Parties or their respective affiliates shall issue any press release or other public announcement or statement in connection with this Agreement or the actions contemplated hereby.
(b) Promptly following the Effective Date, Arlon shall promptly, but in no case prior to the filing or other public release by the Company of the Press Release, prepare and file an amendment to the Schedule 13D with respect to the Company originally filed by Arlon and certain of its affiliates with the SEC on November 29, 2018, as amended through the Effective Date hereof, to report the entry into this Agreement (which shall include this Agreement as an exhibit thereto), including the appointment of Arlon as Managing Member, and to amend applicable items to conform to its obligations hereunder.  Such amendment to Schedule 13D shall be consistent with the Press Release and the terms of this Agreement, and shall be in form and substance reasonably acceptable to the Member Parties and the Trafelet Parties.
(c) Other than in connection with the disclosures set forth in clauses (a) – (b) of this Section 12, or any subsequent filings required to be made by Arlon, 734 Investors or the Company with the SEC, this Agreement and its terms, including all documents, communications, drafts and other materials of any kind relating to the negotiation of this Agreement, the circumstances leading thereto, or the implementation thereof (collectively, "Settlement Information"), shall be and remain confidential and shall not be disclosed to any other person, except (i) with the specific written consent of both Parties, (ii) as required by a court or other governmental body, or as otherwise required by law, or to enforce the terms of this Agreement; provided, however, that if a Party receives a subpoena or other process or order requiring production of Settlement Information, such Party shall promptly notify the other Parties so that each Party has a reasonable opportunity to object to such subpoena, process or order, it being understood that the Party objecting to disclosure shall have the burden of defending against such subpoena, process or order and the Party receiving the subpoena, process or order shall be entitled to comply with it except to the extent the objecting Party is successful in obtaining an order modifying or quashing it, (iii) to legal counsel of or for the Parties and (iv) to officers, members, partners, employees, directors, agents, accountants, banks, insurers, reinsurers, auditors, tax advisors, tax authorities, attorneys, regulators, investors, and other advisors or consultants of the Parties, so long as such disclosure is for a legitimate business purpose and any such person (other than any regulator or government authority) agrees, unless otherwise required by law, to maintain the confidentiality of the Settlement Information.

13. Expenses.  Trafelet, on the one hand, and the Member Parties, on the other hand, shall each, respectively, be responsible for its own fees and expenses incurred in connection with (a) the Action, and (b) the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.  For the avoidance of doubt, 734 Investors shall not indemnify or reimburse any of the Member Parties or the Trafelet Parties for any fees and expenses incurred in connection with (a) the Action, and (b) the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.
14. Amendment, Modification, and Waiver.  This Agreement may be amended, modified or supplemented only by a written instrument signed on behalf of each of the Parties hereto.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
15. Voluntary and Knowing Participation; Representation by Counsel; Mutual Drafting.  The Parties agree that they have entered into this Agreement freely and voluntarily, with no duress or coercion, after consulting with independent legal counsel of their choosing; have had an adequate opportunity to make whatever investigation or inquiry they deemed necessary or desirable in connection herewith; have participated jointly in the negotiation and drafting of this Agreement; and hereby waive the application of any law, regulation, holding, presumption or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
16. Good Faith, Fair and Reasonable Agreement.  Each Party appreciates, understands and agrees to all of the terms of this Agreement, acknowledges that this Agreement is made in good faith and is fair and reasonable, and is fully satisfied with the settlement set forth herein.
17. Headings.  Headings of the Paragraphs of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.
18. Interpretation.  When a reference is made in this Agreement to a Paragraph, such reference shall be to a Paragraph of this Agreement unless otherwise indicated.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  The words "and" and "or" shall be deemed to mean "and/or."  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
19. Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of laws principles.
20. Arbitration.
(a) Arbitration.  Except as expressly set forth in Section 25, any dispute arising under or relating to this Agreement shall be submitted to binding arbitration in accordance with Chapter 1, Title 9 of the United States Code (Federal Arbitration Act).  Arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules as supplemented by its Supplementary Procedures for Complex Cases.
(b) Situs. The situs of the arbitration shall be New York City, New York.
(c) Number and Qualification of Arbitrators.  The arbitration shall be decided by a panel of three (3) neutral arbitrators.  AAA shall recommend arbitrators from its commercial panel, giving due regard to the Parties' desire to have arbitrators with experience in hearing commercial arbitrations and arbitrations involving mergers and acquisitions.  The arbitrators shall be selected in accordance with AAA Commercial Arbitration Rules.  Recognizing the intent of the Parties to obtain impartial, independent decisions and rulings, each arbitrator shall disclose to the Parties and to the other parties of the panel, any professional, familial or social relationship, present or past relationship, with any Party or counsel.  Any Party may challenge in writing the appointment or continued service of any arbitrator for lack of independence, partiality or any other case likely to impair such arbitrator's ability to render a fair and equitable decision.  Where such challenge is made to an arbitrator, the AAA shall uphold or dismiss the challenge.  In the event the challenge is upheld, such arbitrator shall cease to be a member of the panel.  Any arbitrator may be removed upon agreement of the Parties.
(d) Remedies.  All decisions or rulings of the panel, as well as any interim or final award, shall be pursuant to the majority vote of three (3) arbitrators comprising the panel.  The arbitrators shall have authority to award any remedy or relief that a court of the State of Delaware, United States of America, could award or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, prejudgment or post-judgment interest, or the imposition of sanctions for abuse or frustration of the arbitration process.  Any Party may petition any court in the State of Delaware having jurisdiction (i) for interim equitable relief pending initiation or completion of arbitration proceedings held pursuant to this Section 20, and (ii) for enforcement of an arbitration award made pursuant to this Section 20.
(e) Fees and Expenses. The arbitrators shall have the discretion and authority to award the prevailing Party, if any, as determined by the arbitrators, all of its costs and expenses, in such amounts as the arbitrators deem appropriate; provided that each Party shall be responsible for its attorneys' fees.
(f) Waiver of Jury Trial. Each Party hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement.

21. Notices.  All notices required or permitted to be sent under this Agreement will be sent by email and first class mail:
To the Member Parties:

734 Investors, LLC
c/o Arlon Valencia Holdings LLC
767 Fifth Avenue
New York, New York 10153
Attention:  Benjamin D. Fishman
 ben.fishman@arlongroup.com
With a copy (which shall not constitute notice) to: Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Matthew M. Guest, Esq. Email: MMGuest@wlrk.com
To the Trafelet Parties:

Remy W. Trafelet
410 Park Avenue, 17th Floor
New York, New York 10022
Email: rw@734llc.com

With a copy (which shall not constitute notice) to:

Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:  Jacob S. Pultman
 Email:  jacob.pultman@allenovery.com

22. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
23. Execution.  Delivery of executed signature pages in one or more counterparts and by facsimile or PDF by each Party to all other Parties shall be sufficient to render this Agreement effective in accordance with its terms.
24. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
25. Specific Performance.  The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each Party agrees that in addition to other remedies the other Party shall be entitled to at law or equity or pursuant to this Agreement, the other Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any arbitration or judicial proceeding held pursuant to Section 20 of this Agreement.  In the event that any action shall be brought to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law and each Party agrees to waive any bonding requirement under any applicable law.  This Section 25 is not the exclusive remedy for any violation of this Agreement.
26. Entire Agreement.  This Agreement, the Florida Settlement Agreement, the Consulting Agreement, the Registration Rights Agreement and the exhibits attached hereto and thereto constitute the entire and exclusive agreement between the Parties pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, understandings, promises, representations, warranties, covenants, negotiations and discussions, whether oral or written, whether express, implied or apparent in connection with the subject matter hereof.  No supplements or modifications or waivers or terminations of said Agreement shall be binding unless executed in writing by the Party to be bound.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

734 INVESTORS, LLC By: Arlon Valencia Holdings, LLC, its Managing Member By: /s/ Benjamin D. Fishman
Name: Benjamin D. Fishman ARLON VALENCIA HOLDINGS LLC, individually and in its capacity as a Member of 734 Investors By: /s/ Benjamin D. Fishman
Name: Benjamin D. Fishman THE GLENN DUBIN 2017 F&F GRAT, individually and in its capacity as a Member of 734 Investors By: /s/ Glenn Dubin
Name: Glenn Dubin Title: Trustee RINYAMI, LLC, individually and in its capacity as a Member of 734 Investors By: /s/ Thomas H. Clairborne
Name: Thomas H. Clairborne Title: Managing Partner RIO VERDE VENTURES, LLC, individually and in its capacity as a Member of 734 Investors By: /s/ Clayton G. Wilson
Name: Clayton G. Wilson Title: Manager JAKE 86 LLC, individually and in its capacity as a Member of 734 Investors By: /s/ Scott Kapnick
Name: Scott Kapnick Title: Investment Manager

[Signature Page to Delaware Settlement Agreement]

ARC PARTNERS, LLC, individually and in its capacity as a Member of 734 Investors By: /s/ W.A. Krusen, Jr.
Name: W.A. Krusen, Jr. Title: Pres. ARC Manager, LLC
ADK SOHO FUND, LP, individually and in its capacity as a Member of 734 Investors By: /s/ Nat Klipper
Name: Nat Klipper Title: Managing Partner DWIGHT PLACE CAPITAL, LLC, individually and in its capacity as a Member of 734 Investors By: /s/ Jonathan Kolatch
Name: Jonathan Kolatch Title: Managing Member By: /s/ Craig Lucas
Name: Craig Lucas, individually and in his capacity as a Member of 734 Investors By: /s/ George R. Brokaw

Name:  George R. Brokaw, individually and in his capacities as an incoming Member of 734 Investors and Member of 734 Agriculture

208 FLORIDA HOLDINGS, L.L.C., individually and in its capacity as a Member of 734 Investors

By:       /s/ Liza Garber

Name: Lisa Garber Title: Authorized Signatory By: /s/ Matthew Botein
Name: Matthew Botein, individually and in his capacity as a Member of 734 Investors By: /s/ William C. Reed II
Name: William C. Reed II, individually and in his capacity as a Member of 734 Investors

By: /s/ Remy Trafelet
Name: Remy W. Trafelet, individually and in his capacity as Managing Member of 734 Agriculture 734 AGRICULTURE, LLC By: /s/ Remy Trafelet
Name: Remy W. Trafelet Title: Managing Member

[Signature Page to Delaware Settlement Agreement]

Exhibit A
Stipulation of Dismissal

(attached)

Exhibit A
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE 734 INVESTORS, LLC           ) Consolidated
LITIGATION       ) C.A. No. 2018-0844-JTL

STIPULATION AND [PROPOSED] ORDER
DISMISSING ACTION WITH PREJUDICE

IT IS HEREBY STIPULATED AND AGREED, by the Parties hereto, through their undersigned counsel, as follows:
1. Pursuant to Court of Chancery Rule 41(a)(1)(ii), this Action and the Parties' claims in this Action are dismissed with prejudice;
2. Each Party shall bear his or its own costs incurred in connection with this Action, including but not limited to his or its own attorneys' fees (subject to the terms of the Parties' Settlement Agreement); and
3. The Status Quo Order (Dkt. 17) is hereby vacated.

MORRIS, NICHOLS ARSHT &
TUNNELL LLP

/s/  DRAFT
John P. DiTomo (#4850)
Daniel T. Menken (#6309)
1201 North Market Street
Wilmington, DE 19801
(302) 658-9200
Attorneys for Plaintiff in C.A. 2018-0844 and Defendants in C.A. 2018-0842

POTTER ANDERSON & CORROON LLP

/s/  DRAFT
Kevin R. Shannon (#3137)
Berton W. Ashman, Jr. (#4681)
Christopher N. Kelly (#5717)
David A. Seal (#5992)
1313 N. Market Street
Hercules Plaza, 6th Floor
Wilmington, Delaware 19801
(302) 984-6000
Attorneys for Defendants in C.A. 2018-0844 and Plaintiffs in C.A. 2018-0842

Dated:

IT IS SO ORDERED, this ____ day of _____________, 2019.

            /s/ Vice Chancellor Laster
Vice Chancellor Laster

Exhibit B
Press Release

Exhibit B
ALICO AND MR. REMY TRAFELET REACH AMICABLE RESOLUTION

Fort Myers, FL, February 11, 2019 - Alico, Inc. ("Alico" or the "Company") (Nasdaq "ALCO") today announced that it has entered into a settlement agreement with Mr. Remy W. Trafelet and certain of his affiliates, along with certain members of the Alico Board of Directors (the "Board"), to dismiss the pending litigation in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida captioned 734 Agriculture, LLC v. Brokaw, Case No. 18-CA-011294.  Separately, Mr. Trafelet and certain of his affiliates have entered into a settlement agreement with certain members of 734 Investors, LLC, the Company's largest shareholder, to dismiss related pending litigation in Delaware.

In accordance with the settlement agreement, which was unanimously approved by the Board, Mr. Trafelet has resigned from his roles as president and chief executive officer and a director of the Company.  Mr. Trafelet remains one of the largest individual beneficial holders of the Company's stock.  The parties to the settlement jointly determined that such an agreement was in the best interests of Alico and its shareholders and was beneficial for all parties.  Mr. Trafelet has agreed to provide consulting services to the Company following his departure, so that Alico can continue to benefit from his input, in particular regarding the Alico 2.0 modernization program, which has transformed three legacy businesses into a single efficient enterprise, Alico Citrus – one of the leaders in the U.S. citrus industry.

Mr. Hank Slack, executive chairman of the Board, said: "We are pleased to have reached a constructive agreement with Mr. Trafelet.  On behalf of the Board and the entire Alico team, I want to thank Remy for his service and his many contributions to the growth of Alico.  I particularly want to commend him for his implementation of Alico 2.0 and for his hard work and dedication to this successful initiative."

Mr. Trafelet said: "I am proud of our work over the last two years to transform Alico, driving material improvements in efficiency and profitability to the benefit of shareholders. With today's resolution, I look forward to seeing the Company continue to prosper."

Mr. Benjamin D. Fishman will continue serving as the interim president of Alico.  Arlon Valencia Holdings, LLC, of which Mr. Fishman is an affiliate, will serve as Managing Member of 734 Investors, LLC.

The settlement agreement will be filed by the Company with the U.S. Securities and Exchange Commission.

About Alico, Inc.

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation's largest citrus producers, and Alico Water Resources and Other Operations, a leading water storage and environmental services division. Learn more about Alico (Nasdaq "ALCO") at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico's current expectations about future events and can be identified by terms such as "plans," "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "believes," and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; our ability to achieve the anticipated cost savings under the Alico 2.0 Modernization Program; customer concentration; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico's SEC filings, which are available on the SEC's website at www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Press Contact

John E. Kiernan
Executive Vice President and Chief Financial Officer
(239) 226-2000
JKiernan@alicoinc.com